UNITED STATES             |       OMB APPROVAL        |
          SECURITIES AND EXCHANGE COMMISSION  |___________________________|
                Washington, D.C. 20549        |OMB Number:       3235-0167|
                                              |Expires:  November 30, 1996|
                                              |Estimated average burden   |
                       FORM 15                |hours per response ... 1.50|
                                              |___________________________|

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
          OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number 0-9334

                     Turner Broadcasting System, Inc.
          ______________________________________________________
          (Exact name of registrant as specified in its charter)

                              One CNN Center
                          Atlanta, Georgia  30303
                              (404) 827-1700
  _______________________________________________________________________
  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

             Class A Common Stock, $0.0625 par value per share Class B Common Stock, $0.0625 par value per share
         ________________________________________________________
         (Title of each class of securities covered by this Form)

  ______________________________________________________________________
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    (x)           Rule 12h-3(b)(1)(i)    (x)
     Rule 12g-4(a)(1)(ii)   ( )           Rule 12h-3(b)(1)(ii)   ( )
     Rule 12g-4(a)(2)(i)    ( )           Rule 12h-3(b)(2)(i)    ( )
     Rule 12g-4(a)(2)(ii)   ( )           Rule 12h-3(b)(2)(ii)   ( )
                                          Rule 15d-6             ( )

      Approximate number of holders of record as of the certification or
notice date:    5


      Pursuant to the requirements of the Securities Exchange Act of 1934 Turner Broadcasting System, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   October 11,1996                   By:   /s/ Steven W. Korn
                                                Steven W. Korn
                                                Vice President